EXHIBIT 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                        Nine Months
                                           Ended                           Twelve Months Ended
                                       --------------   --------------------------------------------------------
                                        September 30                           December 31
                                       --------------   --------------------------------------------------------
                                           1999           1998        1997        1996        1995        1994
                                           ----           ----        ----        ----        ----        ----
Earnings:
     Net Income......................       92,959(a)   $255,247    $251,493    $243,471    $239,570    $243,486
     Income taxes (1)................       48,065       159,456     153,324     132,961     141,267     177,244
     Fixed Charges...................      138,224       188,568     195,055     203,855     214,768     213,581
                                         ---------      --------    --------    --------    --------    --------
       Total.........................      279,248      $603,271    $599,872    $580,287    $595,605    $634,311
                                         =========      ========    ========    ========    ========    ========

Fixed Charges:
     Interest expense................      105,612      $144,695    $150,335    $158,287    $168,175    $166,045
     Amortization of debt discount,
       premium and expense...........        5,604         7,580       7,791       8,176       8,622       8,854
     Estimated interest portion of
       annual rents (2)..............       27,008        36,293      36,929      37,392      37,971      38,682
                                         ---------      --------    --------    --------    --------    --------
       Total.........................      138,224      $188,568    $195,055    $203,855    $214,768    $213,581
                                         =========      ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges
     (rounded down)..................         2.02          3.19        3.07        2.84        2.77        2.96
                                         =========      ========    ========    ========    ========    ========

(1)  Income Taxes:
     Charged to operations...........      166,945      $192,207    $184,737    $178,513    $178,865    $168,202
     Income Tax Benefit-
       Disallowance(b)...............      (94,115)          N/A         N/A         N/A         N/A         N/A
     Charged (credited) to other
       accounts......................      (24,765)      (32,751)    (31,413)    (45,552)    (37,598)      9,042
                                         ---------      --------    --------    --------    --------    --------
       Total.........................       48,065      $159,456    $153,324    $132,961    $141,267    $177,244
                                         =========      ========    ========    ========    ========    ========

(2)  Estimated  interest portion of
     Unit 2 lease payments included
     in estimated interest portion
     of annual rentals...............    $  25,384      $ 34,315    $ 34,720    $ 35,083    $ 35,422    $ 35,710
                                         =========      ========    ========    ========    ========    ========

----------
(a)  Net   Income  for  nine   months   ended   September   1999   reflects   an
     after-tax extraordinary  charge   of   $140   million   for  a   regulatory
     disallowance.

(b) Income taxes reported on the Company's income statement are shown excluding the effects of the regulatory disallowance.